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                                                                     EXHIBIT 21
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                         SUBSIDIARIES OF THE REGISTRANT
                            AS OF SEPTEMBER 30, 1999



1.    Just Like Home, Inc., a Florida corporation

2.    Just Like Family, Inc., a Florida corporation

3.    Just Like Home IV, Inc., a Florida corporation (Inactive)

4.    Project Market Decisions, Inc., a Nevada corporation

5.    Just Like Home Corporate Center, Inc., a Florida corporation

6.    JLH Series I, Inc., a Florida corporation

7.    JLH Management Corp., a Florida corporation

8.    JLH Franchising Corp., a Florida corporation

9.    Edgewood Double Drive, Inc., a Florida corporation

10.   JLH Realty, Inc., an Ohio corporation

11.   Charis Place, Inc., a Florida corporation